UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 28, 2012

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

(775) 856-2500
Registrant's Telephone Number, Including Area Code:

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2012, the Board of Directors of Altair Nanotechnologies Inc. (the “Company”) expanded the size of the entire Board of Directors from seven to nine directors and, in order to fill the vacancies created by such expansion, appointed Ching Chuen Chan as a director of the Company and Victor Sze as a director of the Company and as a member of the Audit Committee (in order to replace Alexander Lee).

Dr. Chan holds BSc, MSc, PhD, HonDSc, HonDTech degrees. He is currently the Honorary Professor and the former Head of the Department of Electrical and Electronic Engineering, the University of Hong Kong. He is the Founding President of the International Academy for Advanced Study. He served as Visiting Professor of a number of well-known universities around the world, including MIT, University of California Berkeley, University of Cambridge, etc. He is Founding President of the World Electric Vehicle Association and the Electric Vehicles Association of Asia Pacific, and Past President of the Hong Kong Institution of Engineers. He serves as Senior Consultant to governments and industries worldwide. Prof. Chan is a Fellow of the Royal Academy of Engineering, U.K., the Chinese Academy of Engineering, the Ukraine Academy of Engineering Sciences, the Institute of Electrical and Electronics Engineers, the Institution of Engineering and Technology, and the Hong Kong Institute of Engineers. He authored and coauthored 11 books, over 300 technical papers and holds 9 patents.

Mr. Sze is the Executive Vice President, General Counsel and Corporate Secretary of OSI Systems, Inc. (Nasdaq: OSIS), a vertically integrated designer and manufacturer of specialized electronic systems and components for uniquely critical applications. Mr. Sze joined OSI company as Vice President of Corporate Affairs and General Counsel in March 2002. From 1999 through November 2001, Mr. Sze served as in-house counsel to Interplay Entertainment Corp., a developer and worldwide publisher of interactive entertainment software, holding the title of Director of Corporate Affairs. Prior to joining Interplay Entertainment Corp., Mr. Sze practiced law with the firm of Wolf, Rifkin & Shapiro in Los Angeles. Mr. Sze holds a Bachelor of Arts degree in economics from the University of California, Los Angeles and a juris doctorate from Loyola Law School.

Item 5.07 Submission of Matters to a Vote of Security Holders

On November 28, 2012, the Company held an annual and special meeting of stockholders (the “Meeting”).  The stockholders approved all proposals considered at the Meeting and approved all nominees of the Company for director, as follows:

1.             The following persons were elected to serve as directors, each to serve until the next annual meeting of stockholders of the Company or until their respective successor shall have been duly elected, unless they are earlier resign or are removed:

Name of Nominee	Votes For	Votes Withheld	Broker Non-Votes
Yincang Wei	44,424,968	755,192	13,285,629
Guohua Sun	44,427,708	752,452	13,285,629
Jun (Eddie) Liu	44,489,875	690,285	13,285,629
Liming (Albert) Zou	44,468,594	711,566	13,285,629
Zhigang (Frank) Zhao	44,483,900	696,260	13,285,629
Alexander Lee	44,870,684	309,476	13,285,629
Hong Guo	44,858,458	321,702	13,285,629

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2.             The proposal to appoint Crowe Horwath LLP as the independent public accounting firm of the Company for the fiscal year ending December 31, 2012 and to authorize the Audit Committee of the Board to fix their remuneration was approved based upon the following vote:
Votes For	57,682,128
Votes Against	348,610
Abstain	435,051
Broker Non-Votes	0

3.           The proposal to approve the consolidation resolution, which authorizes the Board of Directors of the Company, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, at any time on or before December 31, 2012, a consolidation of the common stock of the Company on the basis of a ratio within the range of one post-consolidation share of common stock for every two pre-consolidation shares of common stock to one post-consolidation share of common stock for every ten pre-consolidation shares of common stock (with any fractional share that remains after all shares beneficially held by a holder of the common stock have been consolidated being rounded up to a whole share of common stock), with the ratio to be selected and implemented by the Company’s Board of Directors in its sole discretion, was approved based upon the following vote:

Votes For	56,402,876
Votes Against	1,798,789
Abstentions	264,124
Broker Non-Votes	0

4.           The proposal to approve the March 2011 financing in order to eliminate restrictive covenants on future financing transactions (but with the effect of eliminating the floor on the antidilution adjustments for certain warrants issued in such transaction) was approved based upon the following vote:

Votes For	56,548,451
Votes Against	1,532,591
Abstentions	231,654
Broker Non-Votes	153,093

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: November 28, 2012	By	/s/ Stephen B. Huang
Stephen B. Huang, Chief Financial Officer

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